UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2011

Bioanalytical Systems, Inc.
(Exact name of registrant as specified in charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 5, 2011, the Company entered into a Placement Agency Agreement (the "Placement Agency Agreement") with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s exclusive placement agent for the registered public offering (the "Offering") of up to 5,506 units (the "Units"), each consisting of  one 6% Series A Convertible Preferred Share (the "Series A Shares") (which is convertible into 500 common shares at a conversion price of $2.00 per share, subject to adjustment as provided in terms of the Series A Shares), one Class A Warrant to purchase 250 common shares at an exercise price of $2.00 per share, subject to adjustment as provided in the Class A Warrant, and one Class B Warrant (together with the Class A Warrants, the "Warrants") to purchase 250 common shares at an exercise price of $2.00 per share, subject to adjustment as provided in the Class B Warrant.  The Units are being offered at a price of $1,000 per Unit.  If all of the Units offered are sold, the net proceeds from the sale of the Units, after deducting the fees and expenses of the Placement Agent and other expenses payable by the Company is estimated to be approximately $4.7 million.  The Company currently intends to use the net proceeds from the Offering to purchase laboratory equipment and for working capital and general corporate purposes.

The Placement Agent did not purchase or sell any Units, nor is it required to arrange the purchase or sale of any minimum number or dollar amount of Units. The Placement Agent agreed to use its best efforts to arrange for the sale of all of the Units being offered in the Offering.  The following comprises the Placement Agent's compensation: (a) a cash fee equal to 8.25% of the gross proceeds of the Offering; and (b) reimbursement of expenses up to a maximum of 1.2% of the gross proceeds raised in the Offering, but in no event more than $60,000.  The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The Company may also be required to contribute to payments the Placement Agent may be required to make in respect of such liabilities.  The Placement Agency Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of such Placement Agency Agreement.  The foregoing is only a brief description of the material terms of the Placement Agency Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Placement Agency Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

In connection with the Offering, the Company entered into definitive Securities Purchase Agreements, dated May 5, 2011 (the, “Purchase Agreements”) with certain investors identified by the Placement Agent.  The closing of the Offering is expected to occur on May 11, 2011 upon compliance with all closing conditions, including the Company's receipt of the purchase price.  The Purchase Agreements will terminate if the closing does not occur before May 12, 2011.  The Purchase Agreements contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of such Purchase Agreements.  For a period of four years from the closing of the Offering, without the prior written consent of the subscribers in the Offering, the Company is not permitted to issue common shares or common share equivalents at an effective price that is less than the conversion price of the Series A Shares.  The foregoing is only a brief description of the material terms of the Purchase Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Form of Securities Purchase Agreement that is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

The Offering is being made only by means of a prospectus, copies of which may be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 520 Madison Avenue, 9th Floor, New York, New York, 10022, telephone: 212-409-2000.  Electronic copies of the prospectus are available on the Securities and Exchange Commission's Website at www.sec.gov.

The Units are being offered pursuant to an effective registration statement.  This Current Report on Form 8-K does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On May 6, 2011, the Company issued a press release with respect to the Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

10.1	Placement Agency Agreement, by and between Bioanalytical Systems, Inc. and Ladenburg Thalmann & Co. Inc., dated May 5, 2011.
10.2	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.27 to Registration Statement on Form S-1 (Registration No. 333-172508) originally filed February 28, 2011).
99.1	Bioanalytical Systems, Inc. press release, issued May 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Dated: May 9, 2011	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President-Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No	Description

10.1	Placement Agency Agreement, by and between Bioanalytical Systems, Inc. and Ladenburg Thalmann & Co. Inc., dated May 5, 2011.
10.2	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.27 to Registration Statement on Form S-1 (Registration No. 333-172508) originally filed February 28, 2011).
99.1	Bioanalytical Systems, Inc. press release, issued May 6, 2011.